Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports First-Quarter Income of $498 Million

•                  Net sales rise 16% to $6.94 billion.

•                  Construction & Forestry results move strongly higher.

•                  Forecast for 2019 calls for net income of approximately $3.6 billion on sales gain of about 7%.

MOLINE, Illinois (February 15, 2019) — Deere & Company reported net income of $498.5 million for the first quarter ended January 27, 2019, or $1.54 per share, compared with a net loss of $535.1 million, or $1.66 per share, for the quarter ended January 28, 2018. Affecting first-quarter 2018 results were charges to the provision for income taxes due to U.S. tax reform legislation (tax reform).  Without these tax reform charges, first-quarter 2018 net income results would have been $442.1 million, or $1.35 per share. (Information on non-GAAP financial measures is included in the appendix.)

“Although Deere has continued to make solid progress on a number of fronts and reported higher earnings for the quarter, our results were hurt by higher costs for raw materials and logistics as well by customer concerns over tariffs and trade policies,” said Samuel R. Allen, chairman and chief executive officer. “These latter issues have weighed on market sentiment and caused farmers to become more cautious about making major purchases. At the same time, sales of John Deere construction and forestry machinery have continued at a strong pace. We believe cost pressures should abate as the year progresses and are hopeful we will soon have more clarity around trade issues. As a result, we remain cautiously optimistic about our prospects for the year ahead.”

Company Outlook & Summary

Company equipment sales are projected to increase by about 7 percent for fiscal 2019 compared with 2018. Included in the forecast are Wirtgen results for the full fiscal year of 2019 compared with 10 months of the prior year. This adds about 1 percent to the company’s net sales forecast for the current year. Also included in the forecast is a negative foreign-currency translation effect of about 2 percent for the year. Net sales and revenues are projected to increase by about 7 percent for fiscal 2019. Net income attributable to Deere & Company is forecast to be about $3.6 billion.

“Despite unsettled conditions in some of our key markets, Deere expects to achieve strong financial results in 2019,” commented Allen. “This is a testament to the success of our actions to create a more flexible cost structure, expand our global customer base, and develop leadership in the latest precision technologies. Customers are responding with great enthusiasm to the advanced features and technology in our new products. We are confident Deere is well-positioned to achieve its financial goals and firmly believe the company remains on track for delivering solid operating performance and significant value to customers and investors in the future.”

Deere Announces First-Quarter Earnings	5

Deere & Company	First Quarter
$ in millions (except EPS information)	2019	2018	% Chg
Net sales and revenues	$7,984	$6,913	15%

Net income (loss)	$498	$(535)	-
Fully diluted EPS	$1.54	$(1.66)	-

Net income - adjusted	$498	$442	13%
Fully diluted EPS - adjusted	$1.54	$1.35	14%

Affecting 2018 net income were discrete charges to the provision for income taxes of $977 million due to tax reform legislation enacted on December 22, 2017.  (Information on non-GAAP financial measures is included in the appendix.)

Equipment Operations	First Quarter
$ in millions	2019	2018	% Chg
Net Sales	$6,941	$5,974	16%
Operating Profit	$577	$419	38%

Net income (loss)	$340	$(964)	-
Tax reform unfavorable adjustments		(1,239)	-
Net income without tax reform	$340	$275	23%

Currency translation - net sales	-3%

For a discussion on net sales and operating profit results, see the Agriculture & Turf and Construction & Forestry sections below. Wirtgen results are included for the entire first-quarter period of 2019 while the prior period reflected one month. The two additional months increased the company’s net sales results in the current quarter by about 7%.

Agriculture & Turf	First Quarter
$ in millions	2019	2018	% Chg
Net sales	$4,681	$4,243	10%
Operating profit	$348	$387	-10%
Operating margin	7.4%	9.1%

Agriculture & Turf sales for the quarter increased due to higher shipment volumes and price realization, partially offset by the unfavorable effects of currency translation and higher warranty-related expenses. Operating profit declined mainly as a result of higher production costs, higher warranty-related expenses, a less favorable product mix and higher research and development expenses, largely offset by price realization and higher shipment volumes.

Deere Announces First-Quarter Earnings	6

Construction & Forestry	First Quarter
$ in millions	2019	2018	% Chg
Net sales	$2,260	$1,731	31%
Operating profit	$229	$32	616%
Operating margin	10.1%	1.8%

Construction & Forestry sales were up for the quarter primarily due to the inclusion of Wirtgen for the full period versus one month in the first quarter of 2018. The two additional months accounted for about 24% of the increase for the current quarter. Additionally, Construction & Forestry net sales increased due to price realization and higher shipment volumes, partially offset by the unfavorable effects of currency translation. Wirtgen’s operating profit was $14 million for the quarter, compared with an operating loss of $92 million last year. Excluding Wirtgen, the improvement in Construction & Forestry results for the quarter was primarily driven by price realization, partially offset by higher production costs and a less favorable product mix.

Financial Services	First Quarter
$ in millions	2019	2018	% Chg
Net income	$154	$425	-64%
Tax reform favorable adjustments		262	-
Net income without tax reform	$154	$163	-6%

Excluding last year’s tax-reform adjustment, the decrease in financial services net income for the quarter was largely attributable to an unfavorable financing spread, partially offset by income earned on a higher average portfolio.

Market Conditions and Outlook (annual)
$ in millions
Agriculture & Turf	Net Sales	+4%	Currency Translation	-2%
Construction & Forestry	Net Sales	+13%	Currency Translation	-2%

John Deere Financial	Net Income	$ 630

Agriculture & Turf. Industry sales of agricultural equipment in the U.S. and Canada are forecast to be flat to up 5 percent, helped by continued demand for both large and small equipment. Full-year industry sales in the EU28 member nations are forecast to be flat as a result of drought conditions in key markets. South American industry sales of tractors and combines are projected to be flat to up 5 percent benefiting from strength in Brazil. Asian sales are forecast to be flat to down slightly. Industry sales of turf and utility equipment in the U.S. and Canada are expected to be flat to up 5 percent for 2019.

Construction & Forestry. The Construction & Forestry forecast includes a full year of Wirtgen sales, versus 10 months in fiscal 2018, with the two additional months adding about 4 percent to division sales for the year. The outlook reflects generally positive fundamentals and economic growth worldwide. In forestry, global industry sales are expected to be up 5 to 10 percent mainly as a result of improved demand in EU28 countries and Russia.

Financial Services. Results are expected to benefit from a higher average portfolio, partially offset by less-favorable financing spreads, a higher provision for credit losses and higher selling and administrative expenses. Financial services net income for 2018 of $942 million included a tax benefit related to tax reform of $341 million. Excluding the tax benefit, net income for 2018 would have been $601 million.

Deere Announces First-Quarter Earnings	7

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

	First Quarter
$ in millions	2019	2018	% Chg
Revenue	$661	$585	13%
Net Income	$122	$399	-70%

Ending Portfolio Balance	$34,975	$32,449	8%

Prior-year results included a favorable provision for income taxes associated with tax reform. Results for the current quarter included a less-favorable financing spread, partially offset by income from a higher average portfolio.

Deere Announces First-Quarter Earnings	8

APPENDIX

DEERE & COMPANY

SUPPLEMENTAL STATEMENT OF CONSOLIDATED INCOME INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Millions, except per-share amounts)

(Unaudited)

In addition to reporting financial results in conformity with accounting principles generally accepted in the United States (GAAP), the company also discusses non-GAAP measures that exclude adjustments related to U.S. tax reform legislation. Net income (loss) attributable to Deere & Company and diluted earnings per share measures that exclude this item are not in accordance with, nor is it a substitute for, GAAP measures. The company believes that discussion of results excluding this item provides a useful analysis of ongoing operating trends.

The table below provides a reconciliation of the non-GAAP financial measure with the most directly comparable GAAP financial measure for the three months ended January 28, 2018.

	Three Months Ended January 28, 2018
	Net Income (Loss) Attributable to Deere & Company	Diluted Earnings Per Share

GAAP measure	$(535.1)	$(1.66)

U.S. tax reform legislation	977.2	3.01

Non-GAAP measure	$442.1	$1.35

Deere Announces First-Quarter Earnings	9

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, trade restrictions and tariffs, global trade agreements (e.g, the North American Free Trade Agreement), the level of farm product exports (including concerns about genetically modified organisms), the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in and effects of crop insurance programs, changes in environmental regulations and their impact on farming practices, animal diseases and their effects on poultry, beef and pork consumption and prices, and crop pests and diseases.

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, labor supply, consumer borrowing patterns, consumer purchasing preferences, housing starts and supply, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The anticipated withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or

Deere Announces First-Quarter Earnings	10

modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; retaliatory actions to such changes in trade, banking, monetary and fiscal policies; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor and immigration regulations; changes to accounting standards; changes in tax rates, estimates, laws and regulations and company actions related thereto; changes to and compliance with privacy regulations; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of businesses; greater than anticipated transaction costs; the integration of new businesses; the failure or delay in closing or realizing anticipated benefits of acquisitions, joint ventures or divestitures; the implementation of organizational changes; the failure to realize anticipated savings or benefits of cost reduction, productivity, or efficiency efforts; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches, cybersecurity attacks, technology failures and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally,

Deere Announces First-Quarter Earnings	11

customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces First-Quarter Earnings	12

First Quarter 2019 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended
	January 27	January 28%
	2019	2018	Change
Net sales and revenues:
Agriculture and turf	$4,681	$4,243	+10
Construction and forestry	2,260	1,731	+31
Total net sales	6,941	5,974	+16
Financial services	855	776	+10
Other revenues	188	163	+15
Total net sales and revenues	$7,984	$6,913	+15

Operating profit: *
Agriculture and turf	$348	$387	-10
Construction and forestry	229	32	+616
Financial services	192	217	-12
Total operating profit	769	636	+21
Reconciling items **	(87)	(113)	-23
Income taxes	(184)	(1,058)	-83
Net income (loss) attributable to Deere & Company	$498	$(535)

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses, and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses, pension and postretirement benefit costs excluding the service cost component, and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended January 27, 2019 and January 28, 2018

(In millions of dollars and shares except per share amounts) Unaudited
	2019	2018
Net Sales and Revenues
Net sales	$6,940.9	$5,973.9
Finance and interest income	814.9	722.9
Other income	227.8	216.7
Total	7,983.6	6,913.5

Costs and Expenses
Cost of sales	5,431.6	4,704.5
Research and development expenses	406.8	356.8
Selling, administrative and general expenses	763.7	705.0
Interest expense	353.0	286.3
Other operating expenses	351.3	343.0
Total	7,306.4	6,395.6

Income of Consolidated Group before Income Taxes	677.2	517.9
Provision for income taxes	184.1	1,057.5
Income (Loss) of Consolidated Group	493.1	(539.6)
Equity in income of unconsolidated affiliates	6.5	4.9
Net Income (Loss)	499.6	(534.7)
Less: Net income attributable to noncontrolling interests	1.1	.4
Net Income (Loss) Attributable to Deere & Company	$498.5	$(535.1)

Per Share Data
Basic	$1.56	$(1.66)
Diluted	$1.54	$(1.66)

Average Shares Outstanding
Basic	318.5	322.8
Diluted	322.7	322.8

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited
	January 27	October 28	January 28
	2019	2018	2018
Assets
Cash and cash equivalents	$3,625.7	$3,904.0	$3,915.1
Marketable securities	523.5	490.1	462.3
Receivables from unconsolidated affiliates	35.6	21.7	33.7
Trade accounts and notes receivable - net	5,497.4	5,004.3	4,684.6
Financing receivables - net	25,149.7	27,054.1	23,855.1
Financing receivables securitized - net	4,563.4	4,021.4	4,474.0
Other receivables	1,650.9	1,735.5	1,036.1
Equipment on operating leases - net	6,903.6	7,165.4	6,619.8
Inventories	7,401.9	6,148.9	6,614.2
Property and equipment - net	5,785.2	5,867.5	5,781.2
Investments in unconsolidated affiliates	211.7	207.3	194.0
Goodwill	3,047.6	3,100.7	3,111.8
Other intangible assets - net	1,507.5	1,562.4	1,659.5
Retirement benefits	1,348.2	1,298.3	580.3
Deferred income taxes	834.1	808.0	1,876.2
Other assets	1,832.2	1,718.4	1,679.6
Total Assets	$69,918.2	$70,108.0	$66,577.5

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$10,737.5	$11,061.4	$9,743.5
Short-term securitization borrowings	4,464.0	3,957.3	4,428.3
Payables to unconsolidated affiliates	144.5	128.9	118.0
Accounts payable and accrued expenses	9,086.0	10,111.0	8,489.7
Deferred income taxes	525.4	555.8	590.2
Long-term borrowings	27,855.2	27,237.4	26,421.8
Retirement benefits and other liabilities	5,758.9	5,751.0	7,507.1
Total liabilities	58,571.5	58,802.8	57,298.6

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,327.8	11,287.8	9,252.6
Noncontrolling interests	4.9	3.4	12.3
Total stockholders’ equity	11,332.7	11,291.2	9,264.9
Total Liabilities and Stockholders’ Equity	$69,918.2	$70,108.0	$66,577.5

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Three Months Ended January 27, 2019 and January 28, 2018

(In millions of dollars) Unaudited
	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$499.6	$(534.7)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Provision for credit losses	2.5	2.5
Provision for depreciation and amortization	503.3	463.2
Share-based compensation expense	20.3	16.7
Gain on sales of businesses		(13.2)
Undistributed earnings of unconsolidated affiliates	(7.3)	(6.6)
Provision (credit) for deferred income taxes	(55.7)	479.7
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(507.3)	(34.9)
Inventories	(1,395.9)	(1,238.8)
Accounts payable and accrued expenses	(697.5)	(915.1)
Accrued income taxes payable/receivable	97.9	425.1
Retirement benefits	(4.3)	65.6
Other	(106.3)	(5.5)
Net cash used for operating activities	(1,650.7)	(1,296.0)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	5,496.4	5,226.1
Proceeds from maturities and sales of marketable securities	7.9	13.1
Proceeds from sales of equipment on operating leases	370.8	339.6
Proceeds from sales of businesses, net of cash sold		49.7
Cost of receivables acquired (excluding receivables related to sales)	(4,212.8)	(4,006.6)
Acquisitions of businesses, net of cash acquired		(5,129.7)
Purchases of marketable securities	(31.5)	(24.3)
Purchases of property and equipment	(297.4)	(176.3)
Cost of equipment on operating leases acquired	(361.4)	(365.7)
Other	(3.4)	(22.2)
Net cash provided by (used for) investing activities	968.6	(4,096.3)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	476.3	(535.5)
Proceeds from long-term borrowings	2,211.1	2,262.1
Payments of long-term borrowings	(1,941.3)	(1,871.2)
Proceeds from issuance of common stock	51.1	143.0
Repurchases of common stock	(143.9)	(9.7)
Dividends paid	(220.3)	(193.0)
Other	(30.2)	(26.7)
Net cash provided by (used for) financing activities	402.8	(231.0)

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(12.9)	198.6

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(292.2)	(5,424.7)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	4,015.3	9,466.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$3,723.1	$4,042.1

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended
	January 27	January 28
	2019	2018

Dividends declared	$.76	$.60
Dividends paid	$.69	$.60

(2)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)         In the first quarter of 2019, the Company adopted Financial Accounting Standards Board Accounting Standards Update (ASU) No. 2016-18, which amends ASC 230, Statement of Cash Flows. The ASU requires that restricted cash be included with cash and cash equivalents in the statement of cash flows. The ASU was adopted on a retrospective basis. As a result, the 2018 consolidated statement of cash flows was updated to add $132 million and $127 million of restricted cash in the beginning period and ending period balances, respectively. The 2018 supplemental consolidating statement of cash flows was updated to add $6 million and $7 million of restricted cash in the equipment operations’ beginning and ending period balances, respectively, and $126 million and $120 million in the financial services’ beginning and ending period balances, respectively. The equipment operations’ restricted cash at October 28, 2018 and January 27, 2019 was $7 million and $10 million, respectively. The financial services’ restricted cash for the same periods was $104 million and $87 million, respectively.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended January 27, 2019 and January 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Net Sales and Revenues
Net sales	$6,940.9	$5,973.9
Finance and interest income	23.4	11.5	$866.2	$777.0
Other income	214.9	196.5	60.4	62.7
Total	7,179.2	6,181.9	926.6	839.7

Costs and Expenses
Cost of sales	5,432.1	4,705.0
Research and development expenses	406.8	356.8
Selling, administrative and general expenses	644.5	590.5	121.3	116.2
Interest expense	71.5	96.0	287.1	194.1
Interest compensation to Financial Services	69.0	61.7
Other operating expenses	71.4	72.2	324.9	311.2
Total	6,695.3	5,882.2	733.3	621.5

Income of Consolidated Group before Income Taxes	483.9	299.7	193.3	218.2
Provision (credit) for income taxes	144.1	1,263.8	40.0	(206.3)
Income (Loss) of Consolidated Group	339.8	(964.1)	153.3	424.5

Equity in Income of Unconsolidated Subsidiaries and Affiliates
Financial Services	153.9	425.3	.6	.8
Other	5.9	4.1
Total	159.8	429.4	.6	.8
Net Income (Loss)	499.6	(534.7)	153.9	425.3
Less: Net income attributable to noncontrolling interests	1.1	.4
Net Income (Loss) Attributable to Deere & Company	$498.5	$(535.1)	$153.9	$425.3

*         Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 27	October 28	January 28	January 27	October 28	January 28
	2019	2018	2018	2019	2018	2018
Assets
Cash and cash equivalents	$2,670.4	$3,194.8	$2,617.1	$955.3	$709.2	$1,298.0
Marketable securities	8.7	8.2	17.6	514.8	481.9	444.7
Receivables from unconsolidated subsidiaries and affiliates	273.7	1,700.4	667.7
Trade accounts and notes receivable - net	1,177.4	1,373.7	1,051.3	5,746.4	4,906.4	4,907.1
Financing receivables - net	101.5	93.1	51.6	25,048.2	26,961.0	23,803.5
Financing receivables securitized - net	67.6	76.1	124.9	4,495.8	3,945.3	4,349.1
Other receivables	1,485.0	1,009.7	885.7	183.7	775.7	156.4
Equipment on operating leases - net				6,903.6	7,165.4	6,619.8
Inventories	7,401.9	6,148.9	6,614.2
Property and equipment - net	5,739.4	5,820.6	5,733.0	45.8	46.9	48.2
Investments in unconsolidated subsidiaries and affiliates	5,175.1	5,231.2	5,285.8	15.7	15.2	15.5
Goodwill	3,047.6	3,100.7	3,111.8
Other intangible assets - net	1,507.5	1,562.4	1,659.5
Retirement benefits	1,291.0	1,241.5	580.2	57.2	56.8	16.2
Deferred income taxes	1,507.1	1,502.6	2,248.7	70.3	69.4	80.1
Other assets	1,240.5	1,132.8	1,118.2	593.0	587.1	563.1
Total Assets	$32,694.4	$33,196.7	$31,767.3	$44,629.8	$45,720.3	$42,301.7

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$1,494.0	$1,434.0	$858.2	$9,243.5	$9,627.4	$8,885.3
Short-term securitization borrowings	66.9	75.6	125.8	4,397.1	3,881.7	4,302.5
Payables to unconsolidated subsidiaries and affiliates	227.8	128.9	118.0	154.8	1,678.7	634.0
Accounts payable and accrued expenses	8,710.9	9,382.5	7,894.3	1,820.6	2,055.7	1,876.9
Deferred income taxes	470.2	496.8	491.2	798.5	823.0	551.6
Long-term borrowings	4,712.4	4,713.9	5,572.5	23,142.8	22,523.5	20,849.3
Retirement benefits and other liabilities	5,665.5	5,659.8	7,428.4	93.4	91.2	94.8
Total liabilities	21,347.7	21,891.5	22,488.4	39,650.7	40,681.2	37,194.4

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	11,327.8	11,287.8	9,252.6	4,979.1	5,039.1	5,107.3
Noncontrolling interests	4.9	3.4	12.3
Total stockholders’ equity	11,332.7	11,291.2	9,264.9	4,979.1	5,039.1	5,107.3
Total Liabilities and Stockholders’ Equity	$32,694.4	$33,196.7	$31,767.3	$44,629.8	$45,720.3	$42,301.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Three Months Ended January 27, 2019 and January 28, 2018

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2019	2018	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$499.6	$(534.7)	$153.9	$425.3
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	(.7)	.8	3.2	1.7
Provision for depreciation and amortization	259.8	232.4	276.3	261.6
Gain on sales of businesses		(13.2)
Undistributed earnings of unconsolidated subsidiaries and affiliates	39.4	(392.9)	(.6)	(.8)
Provision (credit) for deferred income taxes	(30.7)	786.4	(25.0)	(306.7)
Changes in assets and liabilities:
Trade receivables and Equipment Operations’ financing receivables	185.5	295.1
Inventories	(1,289.7)	(1,099.7)
Accounts payable and accrued expenses	(535.0)	(735.7)	(12.0)	8.9
Accrued income taxes payable/receivable	(428.6)	453.1	526.5	(28.0)
Retirement benefits	(6.4)	63.2	2.1	2.4
Other	(127.0)	(36.6)	47.3	65.9
Net cash provided by (used for) operating activities	(1,433.8)	(981.8)	971.7	430.3

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			5,885.4	5,601.4
Proceeds from maturities and sales of marketable securities	3.1	2.7	4.8	10.4
Proceeds from sales of equipment on operating leases			370.8	339.6
Proceeds from sales of businesses, net of cash sold		49.7
Cost of receivables acquired (excluding trade and wholesale)			(4,447.7)	(4,368.5)
Acquisitions of businesses, net of cash acquired		(5,129.7)
Purchases of marketable securities	(2.1)		(29.4)	(24.3)
Purchases of property and equipment	(297.2)	(176.0)	(.2)	(.3)
Cost of equipment on operating leases acquired			(505.0)	(553.8)
Increase in trade and wholesale receivables			(1,021.1)	(601.9)
Other	(6.6)	57.6	25.3	(9.5)
Net cash provided by (used for) investing activities	(302.8)	(5,195.7)	282.9	393.1

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	88.4	132.9	387.9	(668.4)
Change in intercompany receivables/payables	1,526.1	388.1	(1,526.1)	(388.1)
Proceeds from long-term borrowings	91.5	77.8	2,119.6	2,184.3
Payments of long-term borrowings	(142.1)	(68.0)	(1,799.2)	(1,803.2)
Proceeds from issuance of common stock	51.1	143.0
Repurchases of common stock	(143.9)	(9.7)
Dividends paid	(220.3)	(193.0)	(200.0)	(38.2)
Other	(23.4)	(17.5)	(6.9)	(9.2)
Net cash provided by (used for) financing activities	1,227.4	453.6	(1,024.7)	(722.8)

Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	(11.8)	173.7	(1.1)	24.9

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	(521.0)	(5,550.2)	228.8	125.5
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	3,201.8	8,174.4	813.5	1,292.4
Cash, Cash Equivalents, and Restricted Cash at End of Period	$2,680.8	$2,624.2	$1,042.3	$1,417.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.